Exhibit 99.1

TransDigm Group Reports Fiscal 2011 Third Quarter Results

Cleveland, Ohio, August 9, 2011/PRNewswire via COMTEX/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the fiscal third quarter ended July 2, 2011.

Highlights for the third quarter:

•	Net sales of $325.2 million, up 51.8% from $214.2 million;

•	EBITDA As Defined of $161.4 million, up 52.5% from $105.8 million;

•	Net income of $56.3 million, up 27.9% from $44.0 million;

•	Earnings per share of $1.06, up 27.7% from $0.83;

•	Adjusted earnings per share of $1.21, up 37.5% from $0.88; and

•	Upward revision in fiscal 2011 outlook

Net sales for the quarter rose 51.8% to $325.2 million from $214.2 million in the comparable quarter a year ago. Organic net sales growth was approximately 13.2% driven by improvement in both the commercial aftermarket and OEM markets partially offset by a slight decline in defense sales. The acquisitions of McKechnie Aerospace, Talley Actuation and Semco Instruments accounted for the balance of the sales increase.

Net income for the quarter increased 27.9% to $56.3 million, or $1.06 per share. This includes a loss of $2.1 million, or $0.04 per share, from discontinued operations. Income from continuing operations of $58.4 million, or $1.10 per share, increased from $44.0 million, or $0.83 per share, in the prior year. Income in the quarter was negatively impacted by acquisition-related expenses of $4.3 million, net of tax, or $0.08 per share, and higher interest expense related to the refinancing of the Company’s debt structure in the first quarter of fiscal 2011. Net income in the comparable quarter a year ago of $44.0 million, or $0.83 per share, included acquisition-related expenses of $1.3 million, net of tax, or $0.02 per share.

Adjusted net income for the quarter rose 38.8% to $64.5 million, or $1.21 per share, from $46.5 million, or $0.88 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 52.3% to $156.7 million from $102.9 million for the comparable quarter a year ago. EBITDA As Defined for the period, increased 52.5% to $161.4 million compared with $105.8 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 49.6%.

“We are pleased with our operating results,” stated W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer. “The commercial aerospace revenues continue the strong growth in both the aftermarket and OEM markets. The defense revenues, on the other hand, continue to be soft. Operationally, we had a strong quarter at almost 50% EBITDA As Defined margin. The dilutive impact of recent acquisitions reduced margins by approximately two margin points. This financial performance continues to reflect the consistent ability of our proven operating strategy to create intrinsic shareholder value.

He continued, “We ended the quarter with approximately $550 million in cash and almost $240 million of capacity on our revolving credit facility. This strong liquidity position provides us with adequate financial flexibility to continue to pursue acquisition opportunities and/or optimize our capital structure.”

As previously announced, on August 5, 2011, TransDigm entered into a definitive agreement to acquire Schneller Holdings LLC (Schneller), from an affiliate of Graham Partners, Inc., for approximately $288.5 million in cash. The acquisition, subject to review under the Hart-Scott-Rodino Act and other customary closing conditions, is expected to close by September 30, 2011.

On April 7, 2011, TransDigm completed the sale of its distribution business to Satair for approximately $30 million in cash. This business was acquired as part of the McKechnie Aerospace acquisition in December 2010. Accordingly, the results of the distribution business are presented as discontinued operations and, as such, are excluded from continuing operations along with the results of the fasteners businesses that were divested in March 2011. The net loss from discontinued operations for the quarter related to these divestitures was $2.1 million, net of tax, and is excluded from the Company’s EBITDA As Defined, adjusted net income and adjusted earnings per share.

Year-to-Date Results

Net sales for the 39-week period ended July 2, 2011 rose 42.8% to $863.1 million from $604.5 million in the comparable period last year. This increase is primarily due to recent acquisitions, with organic sales up 11.8%.

Net income for the 39-week period decreased 7.2% to $104.7 million, or $1.91 per share. This includes $16.8 million, or $0.31 per share, from discontinued operations. Income from continuing operations decreased 22.1% to $87.9 million, or $1.60 per share, reflecting one-time costs attributable to the capital structure refinancing of $46.9 million, net of tax, or $0.88 per share, acquisition-related expenses of $22.0 million, net of tax, or $0.41 per share and higher interest related to the refinancing in the first quarter of fiscal 2011. In addition, earnings per share were reduced by $0.05 per share due to dividend equivalent payments in the first quarter. Net income in the comparable period a year ago of $112.8 million, or $1.56 per share, included acquisition-related expenses of $7.2 million, net of tax, or $0.14 per share. In addition, earnings per share were reduced by $0.57 per share due to dividend equivalent payments.

Adjusted net income for the 39-week period rose 30.9% to $161.3 million, or $3.02 per share, from $123.2 million, or $2.33 per share, in the comparable period a year ago.

EBITDA (which excludes discontinued operations) for the 39-week period increased 11.6% to $315.2 million from $282.3 million in the comparable period a year ago. EBITDA As Defined for the period, increased 41.2% to $418.0 million compared with $296.0 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 48.4%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Earnings per share is calculated under the “two-class method.” The application of the two-class method as compared to the treasury stock method requires the inclusion of approximately two million additional shares outstanding for the quarter, which results in dilution of earnings per share by approximately 3% on a fully diluted basis.

Fiscal 2011 Outlook

Mr. Howley continued, “The Company is revising the full year fiscal 2011 guidance to reflect the continuing improvement in the commercial market and operations. As a result of the sales growth in the commercial aftermarket as well as positive performance from the McKechnie acquisition, we now believe our fiscal 2011 EBITDA margins will continue to expand and approach 49% for the full year.”

Based upon current market conditions, excluding the impact, if any, from the previously announced agreement to acquire Schneller, and assuming no other acquisitions or divestitures, the revised guidance is as follows:

•

Revenues from continuing operations are anticipated to be in the range of $1,189 million to $1,199 million (previously in the range of $1,179 million to $1,189 million) compared with $828 million in fiscal 2010;

•	EBITDA As Defined is anticipated to be in the range of $579 million to $585 million (previously in the range of $574 million to $580 million) compared with $412 million in fiscal 2010;

•	Net income is anticipated to be in the range of $162 million to $166 million (previously in the range of $150 million to $158 million) compared with $163 million in fiscal 2010;

•	Earnings per share are expected to be in the range of $2.98 to $3.06 per share (previously in the range of $2.76 to $2.91 per share) compared with $2.52 per share in fiscal 2010; and

•	Adjusted earnings per share are expected to be in the range of $4.22 to $4.30 per share (previously in the range of $3.97 to $4.12 per share) compared with $3.35 per share in fiscal 2010.

Conference Call

TransDigm Group will host a conference call for investors and security analysts on August 9, 2011, beginning at 11:00 a.m., Eastern Time. To join the call, dial (800) 638-4930 and enter the pass code 54280314. International callers should dial (617) 614-3944 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 97895221. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance. TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2011 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED	Table 1

JULY 2, 2011 AND JULY 3, 2010

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
NET SALES	$325,209	$214,182	$863,068	$604,537
COST OF SALES	142,060	91,749	394,899	263,842

GROSS PROFIT	183,149	122,433	468,169	340,695
SELLING AND ADMINISTRATIVE EXPENSES	31,549	23,344	95,240	69,404
AMORTIZATION OF INTANGIBLE ASSETS	12,445	3,812	28,184	11,502

INCOME FROM OPERATIONS	139,155	95,277	344,745	259,789
REFINANCING COSTS	38	—	72,417	—
INTEREST EXPENSE - Net	49,860	28,222	136,553	85,149

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	89,257	67,055	135,775	174,640
INCOME TAX PROVISION	30,889	23,050	47,863	61,830

INCOME FROM CONTINUING OPERATIONS	58,368	44,005	87,912	112,810
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(2,088)	—	16,827	—

NET INCOME	$56,280	$44,005	$104,739	$112,810

NET INCOME APPLICABLE TO COMMON STOCK	$56,280	$44,005	$101,928	$82,497

Net earnings per share:
Net earnings per share from continuing operations - basic and diluted	$1.10	$0.83	$1.60	$1.56
Net earnings (loss) per share from discontinued operations - basic and diluted	(0.04)	—	0.31	—

Net earnings per share	$1.06	$0.83	$1.91	$1.56

Cash dividends paid per common share	$—	$—	$—	$7.65
Weighted-average shares outstanding:
Basic and diluted	53,333	52,923	53,333	52,923

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,

EBITDA AS DEFINED TO NET INCOME	Table 2

FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED

JULY 2, 2011 AND JULY 3, 2010

(Amounts in thousands)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Net income	$56,280	$44,005	$104,739	$112,810

Less income (loss) from discontinued operations	(2,088)	—	16,827	—

Income from continuing operations	58,368	44,005	87,912	112,810

Adjustments:
Depreciation and amortization expense	17,559	7,585	42,859	22,534
Interest expense, net	49,860	28,222	136,553	85,149
Income tax provision	30,889	23,050	47,863	61,830

EBITDA, excluding discontinued operations	156,676	102,862	315,187	282,323

Adjustments:
Acquisition related expenses (1)	1,863	1,202	23,543	8,620
Stock option expense (2)	2,778	1,756	6,832	5,026
Refinancing costs (3)	38	—	72,417	—

Gross Adjustments to EBITDA	4,679	2,958	102,792	13,646

EBITDA As Defined	$161,355	$105,820	$417,979	$295,969

EBITDA As Defined, Margin (4)	49.6%	49.4%	48.4%	49.0%

(1)

Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; valuation costs that are required to be expensed as incurred; and reversal of a portion of the earn-out liability related to the Duke’s Aerospace earn-out arrangement.

(2)	Represents the compensation expense recognized by TD Group under our stock option plans.
(3)

Represents costs incurred in connection with the refinancing in December 2010, including the premium paid to redeem our 7 3/4% senior subordinated notes due 2014, the write-off of debt issue costs and unamortized note premium and discount and settlement of the interest rate swap agreement and other expenses.

(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION - RECONCILIATION OF

REPORTED EARNINGS PER SHARE TO	Table 3

ADJUSTED EARNINGS PER SHARE

FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED

JULY 2, 2011 AND JULY 3, 2010

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
Reported Earnings Per Share

Net income from continuing operations	$58,368	$44,005	$87,912	$112,810
Less: dividends paid on participating securities	—	—	(2,811)	(30,313)

	58,368	44,005	85,101	82,497
Net income (loss) from discontinued operations	(2,088)	—	16,827	—

Net income applicable to common stock - basic and diluted	$56,280	$44,005	$101,928	$82,497

Weighted-average shares outstanding under the two-class method: (1)
Weighted average common shares outstanding	50,043	49,271	49,784	49,108
Vested options deemed participating securities	3,290	3,652	3,549	3,815

Total shares for basic and diluted earnings per share	53,333	52,923	53,333	52,923

Net earnings per share from continuing operations
- basic and diluted	$1.10	$0.83	$1.60	$1.56
Net earnings (loss) per share from discontinued operations
- basic and diluted	(0.04)	—	0.31	—

Net earnings per share	$1.06	$0.83	$1.91	$1.56

Adjusted Earnings Per Share

Net income from continuing operations	$58,368	$44,005	$87,912	$112,810

Gross adjustments to EBITDA	4,679	2,958	102,792	13,646
Purchase accounting backlog amortization	4,724	745	10,498	2,499
Tax adjustment	(3,254)	(1,231)	(39,937)	(5,716)

Adjusted net income	$64,517	$46,477	$161,265	$123,239

Adjusted diluted earnings per share under the two-class method	$1.21	$0.88	$3.02	$2.33

(1)

Application of the two-class method as compared to the treasury stock method requires the inclusion of approximately two million additional shares outstanding for the quarter, which results in dilution of earnings per share by approximately 3% on a fully diluted basis.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION - RECONCILIATION OF

DILUTED EARNINGS PER SHARE TO

ADJUSTED EARNINGS PER SHARE	Table 4

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Period Ended July 2, 2011	Thirty-Nine Week Period Ended July 2, 2011

Income from continuing operations	$58,368	$87,912
Less: dividends paid on participating securities	—	(2,811)

Net income applicable to common stock	58,368	85,101

Less: income (loss) from discontinued operations	(2,088)	16,827

Income from continuing operations applicable to common stock	$56,280	$101,928

Weighted average common shares outstanding	50,043	49,784
Vested options deemed participating securities	3,290	3,549

Weighted-average shares outstanding	53,333	53,333

Earnings from continuing operations	$1.10	$1.60
Adjustments to diluted earnings per share:
Refinancing costs	—	0.88
Inclusion of the dividend equivalent payment	—	0.05
Non-cash compensation costs	0.03	0.08
Acquisition related expenses	0.08	0.41

Adjusted earnings per share	$1.21	$3.02

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH

PROVIDED BY OPERATING ACTIVITES TO EBITDA, EBITDA AS DEFINED	Table 5

FOR THE THIRTY-NINE WEEK PERIODS ENDED

JULY 2, 2011 AND JULY 3, 2010

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirty-Nine Week Periods Ended
	July 2, 2011	July 3, 2010

Net Cash Provided by Operating Activities	$143,711	$155,263
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(2,313)	(25,183)
Interest expense - net (1)	129,322	79,479
Income tax provision - current	105,382	61,730
Non-cash equity compensation (2)	(6,853)	(5,037)
Excess tax benefit from exercise of stock options	16,632	16,071
Refinancing costs (3)	(72,417)	—

EBITDA	313,464	282,323
Adjustments:
Acquisition related expenses(4)	27,298	8,620
Stock option expense(5)	6,832	5,026
Refinancing costs (3)	72,417	—
EBITDA from discontinued operations	(2,032)	—

EBITDA As Defined	$417,979	$295,969

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under our stock plans.
(3)

Represents costs incurred in connection with the refinancing in December 2010, including the premium paid to redeem our 7 3/4% senior subordinated notes due 2014, the write-off of debt issue costs and unamortized note premium and discount, and settlement of the interest rate swap agreement and other expenses.

(4)

Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses, valuation costs that are required to be expensed as incurred; and reversal of a portion of the earn-out liability related to the Duke’s Aerospace earn-out arrangement.

(5)	Represents the compensation expense recognized by TD Group under our stock option plans.

TRANSDIGM GROUP INCORPORATED

SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA	Table 6

(Amounts in thousands)

(Unaudited)

	July 2, 2011	September 30, 2010

Cash and cash equivalents	$549,251	$234,112
Trade accounts receivable - Net	164,582	134,461
Inventories	250,714	188,756

Current portion of long-term debt	15,500	—
Accounts payable	53,041	44,226
Accrued liabilities	73,522	68,786

Long-term debt	3,126,750	1,771,646

Total stockholders’ equity	735,323	592,979